Exhibit 8.1

2001 M Street, NW Suite 600

Washington, DC 20036

+1 202 682 7000 tel

+1 202 857 0940 fax

April 29, 2021

Foley Trasimene Acquisition Corp.

1701 Village Center Circle

Las Vegas, Nevada 89134

Ladies & Gentlemen:

We have acted as counsel to Foley Trasimene Acquisition Corp., a Delaware corporation (“FTAC”), in connection with the Business Combination Agreement, dated as of January 25, 2021 and as amended and restated as of April 29, 2021 (the “BCA”), entered into by and among FTAC, Tempo Holding Company, LLC, a Delaware limited liability company (“Tempo”), Alight, Inc., a Delaware corporation f/k/a Acrobat Holdings, Inc. and direct, wholly owned subsidiary of FTAC (the “Company”), Acrobat SPAC Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“FTAC Merger Sub”), Acrobat Merger Sub, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of FTAC (“Tempo Merger Sub”), Acrobat Blocker 1 Corp., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Blocker Merger Sub 1”), Acrobat Blocker 2 Corp., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Blocker Merger Sub 2”), Acrobat Blocker 3 Corp., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Blocker Merger Sub 3”), Acrobat Blocker 4 Corp., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Blocker Merger Sub 4” and, together with Blocker Merger Sub 1, Blocker Merger Sub 2 and Blocker Merger Sub 3, the “Blocker Merger Subs”), Tempo Blocker I, LLC, a Delaware limited liability company (“Tempo Blocker 1”), Tempo Blocker II, LLC, a Delaware limited liability company (“Tempo Blocker 2”), Blackstone Tempo Feeder Fund VII, L.P., a Delaware limited partnership (“Tempo Blocker 3”), and New Mountain Partners IV Special (AIV-E), LP, a Delaware limited partnership (“Tempo Blocker 5”), and, following its execution and delivery of a Joinder to FTAC, a new Delaware corporation which will become and as of immediately prior to the Closing will be the sole equityholder of Tempo Blocker 5 (such new Delaware corporation “Tempo Blocker 4” and, together with Tempo Blocker 1, Tempo Blocker 2, Tempo Blocker 3 and Tempo Blocker 5, the “Tempo Blockers”) (FTAC, the Company, Tempo, FTAC Merger Sub, the Blocker Merger Subs and the Tempo Blockers are collectively referred to herein as the “Parties” and individually as a “Party”). For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the BCA or Registration Statement, as defined below.

April 29, 2021

This opinion is being delivered in connection with the registration statement on Form S-4 (Registration No. 333-254801) (as amended to the date hereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to certain proposed transactions pursuant to the BCA and to which this opinion appears as an exhibit.

We have examined (i) the BCA, (ii) the Registration Statement, and (iii) the representation letters of the Continuing Member Contributors, the Tempo Blocker Owners, Tempo Blocker 1, Tempo Blocker 2 and FTAC, delivered to us for purposes of this opinion (the “Tax Officer’s Certificates”). In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering this opinion, we have assumed that (i) the FTAC Merger, taken together with the related transactions in the Business Combination, will be effected in accordance with the terms of the BCA, (ii) the statements concerning the FTAC Merger and the related transactions set forth in the BCA and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Closing, (iii) the representations made in the Tax Officer’s Certificates are true, complete and correct and will remain true, complete and correct at all times up to and including the Closing, (iv) any representations made in the BCA or the Tax Officer’s Certificate “to the knowledge of”, or based on the belief of the party making the representation or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Closing, in each case without such qualification, and (v) the Parties have complied with and, if applicable, will continue to comply with, the covenants contained in the BCA.

We have considered applicable provisions of the Code, Treasury regulations promulgated thereunder, pertinent judicial authorities, published opinions and administrative pronouncements of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, including authorities relating to step transaction, substance over form, and economic substance, all as they exist at the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in any of the authorities upon which our opinion is based could affect our conclusions herein. There can be no assurance, moreover, that our opinion will be accepted by the IRS or, if challenged, by a court. In addition, any material changes to the documents referred to above could affect our conclusions herein.

April 29, 2021

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the FTAC Merger, taken together with the related transactions in the Business Combination, will qualify as a transfer of property to a corporation in exchange for stock qualifying for non-recognition of gain or loss under Section 351(a) of the Code for U.S. federal income tax purposes.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the transactions related to the FTAC Merger in the Business Combination or in respect of the FTAC Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than the U.S. federal income tax law. In addition, notwithstanding anything to the contrary herein, we do not express any opinion as to the U.S. federal income tax consequences of the exchange of Non-Founder FTAC Warrants for Company Warrants pursuant to the BCA.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement, and to the references to our firm name under the caption “Material U.S. Federal Income Tax Considerations—U.S. Holders—The FTAC Merger” in the prospectus contained in the Registration Statement.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP